Imagis Technologies Offers Improved Facial Recognition Accuracy
With Major ID-2000 TM Enhancements

Version 8 Software Development Kit Includes Advanced New User Features

Vancouver, Canada - February 5, 2002 - Imagis Technologies Inc. (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) ("Imagis"), a developer and marketer of advanced biometric technology, today announced the release of its Software Development Kit ("SDK"), Version 8, the latest version of its ID-2000TM facial recognition technology. This technology offers customers improved facial recognition accuracy from a wide range of image quality.

We believe that the release of this technology will significantly enhance ID-2000's recognition capabilities by extracting increased levels of 3-dimensional facial information from standard digital images. Users now have the ability to detect motion, compare streams of video to a database image, authenticate a person's identity and determine possible matches to a facial image all within the SDK. The software additionally provides tools to protect, secure and synchronize images and data across a network, an intranet or the Internet.

"Facial recognition technology available in the market until now has been limited to controlled environments to be effective," said Iain Drummond, CEO of Imagis. "Our latest SDK allows images to be captured in uncontrolled and mobile environments, giving users an advanced recognition capability that can be applied in numerous real-world applications. It is also ideal for controlled access to buildings, including detecting if more than one person enters per authorization. Imagis is working closely with its customers and partners to develop advanced biometric technology applications that can be used accurately and efficiently in the field. "

Imagis ID-2000 sophisticated image analysis algorithms use more than 200 facial descriptors to capture and compare an individual's face against a database, quickly identifying individuals who pose a potential threat. Features of the new Version 8 SDK include the ability to:

  Identify an individual within very large databases of images in seconds with increased accuracy;

  Extract increased levels of 3-dimensional facial information from standard digital photographs;

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News Release
Imagis Technologies Inc.
February 5, 2002

  Protect, secure and synchronise image and data across a network, an intranet or the Internet;

  Detect motion as well as faces;

  Compare images taken from video streams to those in a database;

  Authenticate a person's identity and determine possible matches to a facial photograph;

  Transmit information, including internationally, in a highly secure fashion;

  Search the database against both imagery and data; and

  Securely search local and remote databases regardless of their physical location.

About Imagis Technologies Inc.
 Imagis (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has well over a hundred installations, including Toronto's Pearson International Airport, the world's 16th busiest airport. Imagis markets its products through a network of business partners located in North America, Asia, Europe and Latin America, and has installations in the US, Canada, Mexico, and the UK. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number-two career post of Associate Deputy Director. Imagis is on the web at http://www.imagistechnologies.com.

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Forward Looking Statements
 The press release contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include the risks and uncertainties described in our Form 10-KSB filed with the United States Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Imagis Technologies Inc.	Schwartz Communications Inc.
Sandra Buschau	Christina Schneider, Tara Dugan
Tel: + 1 604 684 2449	Tel: +1 415 512 0770
sandy@imagistechnologies.com	imagis@schwartz-pr.com